EXHIBIT 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

VisionWave Holdings Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Regsitered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount to be Registered (1)(2)		Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Common Stock, par value $0.0001 per share	457(c), 457(f)(1)		3,579,348	(3)	$11.68	(4)	$41,806,784.64	(4)	$0.0001531	$6,400.62

Fees to be Paid	Equity	Common Stock, par value $0.0001 per share	457	(f)(2)	11,000,000	(5)	$0.000033	(6)	$363.00		$0.0001531	$0.06

Fees to be Paid	Equity	Common Stock, par value $0.0001 per share, underlying Warrants	457(c), 457(f)(1)		7,306,000	(7)	11.68	(8)	$85,334,080.00		$0.0001531	$13,064.65

Fees to be Paid	Equity	Warrants to Acquire Common Stock, par value $0.0001 per share	457	(g)	7,306,000		—		—	(9)	—

Fees to be paid	Equity	Common Stock the underlying Rights, each Right entitles the holder thereof to one-tenth of one share of common stock	457(c), 457(f)(1)		730,600	(10)	11.68	(11)	$8,533,408.00		$0.0001531	$1,306.46

Total Offering Amount									$135,674,635.64			$20,771.79
Total Fee Offsets												0
Net Fee Due												$20,771.79

(1)	On September 6, 2024, Bannix Acquisition Corp. (“Bannix”), VisionWave Holdings, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Bannix (“VisionWave”), BNIX Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of VisionWave (“Parent Merger Sub”), BNIX VW Merger Sub, Inc., a Nevada corporation and direct, wholly owned subsidiary of VisionWave, and VisionWave Technologies, Inc., a Nevada corporation (“Target”) and the shareholders of Target entered into a Merger Agreement and Plan of Reorganization. If the Merger Agreement is approved by the stockholders of Bannix (the “Bannix Stockholders”) and the transactions under the Merger Agreement are consummated (the “Business Combination”), (a) Parent Merger Sub will merge with and into Bannix, with Bannix continuing as the surviving entity (the “Parent Merger”), as a result of which, (i) Bannix will become a wholly owned subsidiary of VisionWave, and (ii) each issued and outstanding security of Bannix immediately prior to the effective time of the Parent Merger (the “Parent Merger Effective Time”) (other than shares of Bannix Common Stock that have been redeemed or are owned by Bannix or any of its direct or indirect subsidiaries as treasury shares and any Dissenting Parent Shares) shall no longer be outstanding and shall automatically be cancelled in exchange for the issuance to the holder thereof of a substantially equivalent security of VisionWave (other than the Parent Rights, which shall be automatically converted into shares of VisionWave), and, (b) immediately following the consummation of the Parent Merger but on the same day, Company Merger Sub will merge with and into Target, with Target continuing as the surviving entity (the “Company Merger” and, together with the Parent Merger, the “Mergers”), as a result of which, (i) Target will become a wholly owned subsidiary of VisionWave, and (ii) each issued and outstanding security of Target immediately prior to the effective time of the Company Merger (the “Company Merger Effective Time”) (other than any Cancelled Shares or Dissenting Shares) shall no longer be outstanding and shall automatically be cancelled in exchange for the issuance to the holder thereof of a substantially equivalent security of VisionWave.

(2)	Pursuant to Rule 416(a), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock splits or similar transactions.

(3)	Represents shares of VisionWave common stock issuable in exchange for all outstanding Bannix common stock in connection with the Business Combination.

(4)	Estimated solely for the purpose of calculating the registration fee, based upon the average of the high and low prices of Bannix common stock on The Nasdaq Capital Market on January 22, 2025 ($11.68) per share of Bannix Common Stock).

(5)	Represents 11,000,000 shares of VisionWave common stock, the maximum number of VisionWave common stock that are expected to be issued as the consideration in connection with the Business Combination, to existing holders of Target common stock.

(6)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(2) under the Securities Act. Target is a private company, no market exists for its securities, and Target has an accumulated deficit. Therefore, the proposed maximum aggregate offering price is one-third of the aggregate par value of the securities expected to be exchanged in the Business Combination.

(7)	The number of VisionWave Warrants to purchase VisionWave common stock being registered represents 7,306,000 warrants to purchase one share of VisionWave common stock.

(8)	Calculated in accordance with Rule 457(i) under the Securities Act, based on the sum of (i) the average high and low prices of the VisionWave Warrants on The Nasdaq Capital Market on January 22, 2025 and (ii) the $11.50 exercise price of the VisionWave Warrants. Consistent with the response to Question 240.06 of the Securities Act Rules Compliance and Disclosure Interpretations, the registration fee with respect to the VisionWave Warrants has been allocated to the VisionWave Common Stock issuable upon exercise of the VisionWave Warrants and included in the registration fee paid in respect of such shares of VisionWave Common Stock.

(9)	o separate fee is required pursuant to Rule 457(g) under the Securities Act.

(10)	Represents 7,306,000 rights to receive one-tenth of one share of Common Stock to be issued upon consummation of the Business Combination.

(11)	Estimated solely for the purpose of calculating the registration fee, based upon the average of the high and low prices of Bannix common stock on The Nasdaq Capital Market on January 22, 2025 ($11.68) per share of Bannix Common Stock).